EXHIBIT 99.5

CONSENT OF PROPOSED DIRECTOR

I hereby consent to serve as a director of Kraton Performance Polymers Limited, to be renamed Kraton Performance Polymers plc (“UK Holdco”), if the transactions contemplated by the Combination Agreement, dated as of January 28, 2014, among Kraton Performance Polymers, Inc., UK Holdco, NY MergerCo, LLC, LCY Chemical Corp. and LCY Synthetic Rubber Corp., are consummated, and to be named as a proposed director of UK Holdco in the Registration Statement on Form S-4 filed by UK Holdco on April 30, 2014, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), to the disclosure of my biographical information in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Bowei Lee	Date:	April 29, 2014
Bowei Lee